LEASE MODIFICATION #3

THIS LEASE MODIFICATION #3 (“Lease Modification #3”) is entered into as of the 2nd day of March, 2011, by and between Plainsboro Associates, a New Jersey general partnership (“Landlord”), and Integra LifeSciences Corporation, a Delaware corporation (“Tenant”). The following statements are a material part of Lease Modification #3:

WITNESSETH:

WHEREAS, American Biomaterials Corporation, a Virginia corporation, (“ABC”), entered into a Lease Agreement dated April 16, 1985 which was subsequently modified and amended pursuant to the Consent Order Approving Settlement dated October 14, 1988, entered in the United States Bankruptcy Court for the District of New Jersey (the “Consent Order”) (together with the Lease Agreement, the “ABC Lease”) as tenant therein, with Landlord covering approximately 10,020 square feet of space at the address of 105 Morgan Lane, Township of Plainsboro, County of Middlesex, State of New Jersey as more particularly described in Article I, Section 1.01 of said ABC Lease (“Premises A”);

WHEREAS, Helitrex, Inc., a New Jersey corporation and wholly owned subsidiary of ABC, (“Helitrex”), entered into a Lease Agreement dated October 4, 1983 which was subsequently modified and amended pursuant to Letter Amendments and/or Lease Modification Agreements dated October 4, 1983, November 2, 1983 and September 1984, and the Consent Order (collectively the “Helitrex Lease”) as tenant therein, with Landlord covering approximately 14,668 square feet of space located on Morgan Lane, Township of Plainsboro, County of Middlesex, State of New Jersey as more particularly described in Article I, Section 1.01 of said Helitrex Lease (“Premises B”);

WHEREAS, ABC assigned the ABC Lease and Helitrex assigned the Helitrex Lease to Colla-Tec, Inc., a Delaware corporation (“Colla-Tec”) pursuant to the Order Confirming the Amended Plan of Reorganization entered by the United States Bankruptcy Court on September 30, 1988, and Colla-Tec accepted said assignment and assumed ABC’s and Helitrex’s obligations thereunder arising from and after November 2, 1988 and Landlord gave its consent to such assignment (The ABC Lease and Helitrex Lease are sometimes collectively referred to as the “Leases”);

WHEREAS, on or about November 1, 1992, Colla-Tec and Landlord further amended the Leases (“Lease Modification #1”);

WHEREAS, Colla-Tec was merged into Tenant and by virtue of the merger Tenant assumed all Colla-Tec’s obligations, rights and responsibilities under the Leases and Lease Modification #1;

WHEREAS, on or about October 28, 2005, Tenant and Landlord further amended the Leases and Lease Modification #1 by entering into Lease Modification #2 (“Lease Modification #2”); and

WHEREAS, Landlord and Tenant desire by this Lease Modification #3 to amend and supercede all prior amendments and modifications to the Leases, including those set forth in Lease Amendment #1 and Lease Amendment #2.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, and mutual representations herein contained and those contained in the Lease and in reliance thereon, the parties intending to be legally bound hereby mutually agree as follows:

1. Tenant as the successor in interest to Colla-Tec agrees to be bound by the terms of the Leases as modified by this Lease Modification #3. The term “Tenant” as referred to in the Leases shall mean Integra LifeSciences Corporation.

AS TO THE HELITREX LEASE

2. Article II Section 2.01 of the Helitrex Lease shall be modified and amended to provide that the Term of the Lease and the demise of the Demised Premises shall be extended so that the same shall now terminate at midnight on October 31, 2017.

3. Article III of the Helitrex Lease shall be deemed revoked and deleted in its entirety and the following substituted in place thereof:

“ARTICLE III
RENT

Section 3.01. The tenant shall pay to the Landlord during the Term rent in the amount of Three Million Four Hundred and Thirteen Thousand Nine Hundred Seventy Six Dollars and Ninety Cents ($3,413,976.90) payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts.

Section 3.02. The rent shall accrue at the yearly rates and shall be payable in advance on the first of each calendar month during the term in the installments as follows:

LEASE YEAR	ANNUAL	MONTHLY

1 through 5	$110,010.00	$9,167.50

(11/1/92 to 10/31/97)

at $7.50 per sq. foot

6 through 10 (11/1/97 to 10/31/2002) at $8.50 per sq. foot 11 through 15 (11/1/2002 to 10/31/2007) at $9.36 per sq. foot	$124,678.00 $137,292.48	$10,389.83 $11,441.04
16 through 20 (11/1/2007 to 10/31/2012) at $10.16 per sq. foot	$149,026.88	$12,418.90
21 through 25 (11/1/2012 to 10/31/2017) at $11.03 per sq. foot	$161,788.04	$13,482.34

The rent shall be payable at the office of the Landlord, C/o Keller Property Management, Inc 163 Nassau Street, Princeton New Jersey 08542 or as may otherwise be directed by notice from the Landlord to Tenant.

Section 3.03. The Tenant shall, and will, during the term, well and truly pay, or cause to be paid, to the Landlord, the monthly payments of rent as herein provided and all other sums that may become due and payable by the Tenant, hereunder, at the time and in the manner herein provided; and all other sums due and payable by the Tenant hereunder may, at the Landlord’s option, be deemed to be, and treated as, additional rent, and added to any fixed rent due and payable by the Tenant hereunder, and, in the event of nonpayment of such other sums, the Landlord shall have all the rights and remedies herein provided for in the case of the nonpayment of rent, or of a breach of any covenant to be performed by the Tenant.

Section 3.04. The rent payable by the Tenant pursuant to this Lease is intended to be triple net to the Landlord and all other charges and expenses imposed upon the Demised Premises or incurred in connection with its use, occupancy, care, repair, maintenance, operation and control, including but not limited to the charges and expenses payable pursuant to Articles VII and VIII of this Lease, shall be paid by the Tenant, excepting liens resulting from acts of omissions of the Landlord and other payments to be paid or obligations undertaken by the Landlord as specifically provided in this Lease.”

4. Article IV Sections 4.01 through and inclusive of 4.06 of the Helitrex Lease shall be deemed revoked and deleted in their entirety.

5. Article IX Section 9.02 shall be modified and amended to provide that Tenant, not Landlord, shall be obligated, at its own cost and expense, for all structural repairs required to or otherwise in connection with the Demised Premises and that portion of the Building of which the same forms a part.

6. Article IX Section 9.04 of the Helitrex Lease shall be modified and amended to provide that Tenant shall have the right first to renovate, alter, add to and/or improve the Demised Premises without any requirement of Landlord’s consent. If Tenant elects to make any renovations, alterations, additions and/or improvements to the Demised Premises, or to the Building of which the same is a part, Tenant shall, comply, at its sole cost and expense, with all governmental laws, ordinances, rules and regulations applicable to any such renovations, alterations, additions and/or improvements and obtain, likewise at its sole cost and expense, all required governmental approvals, building permits, licenses and certificates, to include a certificate of occupancy, in connection therewith. Landlord and Tenant agree that in no event shall the fixed rent reserved in Article III be increased or decreased as a result of any renovations, alterations, additions or improvements constructed by or at the expense of Tenant.

Notwithstanding the foregoing, the Tenant shall, if requested by Landlord in writing not less than 90 days prior to the expiration of the Term, and at Tenant’s cost and expense, remove its laboratory equipment and related improvements at the expiration or sooner termination of the Term and make such repairs and/or restoration as may be required as a result of such removal thereof.

7. Article IX Sections 9.06 and 9.07 of the Helitrex Lease shall be deemed revoked and deleted in their entirety.

8. Article XIV Section 14.01(A) of the Helitrex Lease shall be deemed revoked and deleted in its entirety and the following substituted in place thereof:

“(A) The Tenant shall default in making any payment of rent or any additional rent on the date on which the same shall become due and payable and such default shall continue for a period of ten (10) days after written notice thereof from the Landlord to the Tenant; or”

9. Article XXIII of the Helitrex Lease shall be deemed revoked and. deleted in its entirety and the following substituted in place thereof:

“Section 23.01: Landlord and Tenant each represents to the other that they have dealt with no real estate broker or sales person other than Morford Dodds Realty, Inc. (successor to Keller Dodds & Woodworth, Inc. and Keller Realty Associates, Inc.) in connection with the extension/modification which is the subject matter of this Agreement. Landlord, not Tenant, shall be obligated to pay the commissions, if any, which may be due and payable to said broker pursuant to a separate agreement as and between the same. Landlord and Tenant agree to indemnify and hold the other harmless from and against all claims for commissions and other expenses incurred as a result of facts inconsistent with the representations herein made.”

10. Article XXVIII of the Helitrex Lease shall be deemed revoked and deleted in its entirety.

11. Article XXIX of the Helitrex Lease shall be deemed revoked and deleted in its entirety.

AS TO THE ABC LEASE

12. Article II Section 2.01 of the ABC Lease shall be modified and amended to provide that the Term of the Lease and the demise of the Demised Premises shall be extended so that the same shall now terminate at midnight on October 31, 2017.

13. Article III of the ABC Lease shall be deemed revoked and deleted in its entirety and the following substitute in place thereof:

“ARTICLE III
Rent

Section 3.01. The Tenant shall pay to the Landlord during the Term rent in the amount of Two Million Three Hundred Thirty Two Thousand One Hundred Fifty Five and No Cents ($2,332,155.00) payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

Section 3.02. The rent shall accrue at the yearly rates and shall be payable in advance on the first day of each calendar month during the term in the installments as follows:

LEASE YEAR	ANNUAL	MONTHLY
1 through 5 (11/1/92 to 10/31/97) at $7.50 per sq. foot	$75,150.00	$6,262.50
6 through 10 (11/1/97 to 10/31/2002) at $8.50 per sq. foot	$85,170.00	$7,097.50
11 through 15 (11/1/2002 to 10/31/2007) at $9.36 per sq. foot	$93,787.20	$7,815.60
16 through 20 (11/1/2007 to 10/31/2012) at $10.16 per sq. foot	$101,803.20	$8,483.60
21 through 25 (11/1/2012 to 10/31/2017) at $11.03 per sq. foot	$110,520.60	$9,210.05

The rent shall be payable at the office of the Landlord, C/o Keller Property Management, Inc 163 Nassau Street, Princeton New Jersey 08542 or as may otherwise be directed by notice from Landlord to Tenant.

Section 3.03. The Tenant shall, and will, during the term, well and truly pay, or cause to be paid, to the Landlord, the monthly payment of rent as herein provided and all other sums that may become due and payable by the Tenant, hereunder, at the time and in the manner herein provided; and all other sums due and payable by the Tenant hereunder may, at the Landlord’s option, be deemed to be, and treated as, additional rent, and added to any fixed rent due and payable by the Tenant hereunder, and, in the event of nonpayment of such other sums, the Landlord shall have all the rights and remedies herein provided for in the case of the nonpayment of rent, or of a breach of any covenant to be performed by the Tenant.

Section 3.04. The rent payable by the Tenant pursuant to this Lease is intended to be triple net to the Landlord and all other charges and expenses imposed upon the Demised Premises or incurred in connection with its use, occupancy, care, repair, maintenance, operation and control, including but not limited to the charges and expenses payable pursuant to Articles VII and VIII of this Lease, shall be paid by the Tenant, excepting liens resulting from acts of omissions of the Landlord and other payments to be paid or obligations undertaken by the Landlord as specifically provided in this Lease.”

14. Article V of the ABC Lease shall be deemed revoked and deleted in its entirety.

15. Article X Section 10.01 of the ABC Lease shall be modified and amended to provide that Tenant, not Landlord, shall be obligated, at its own cost and expense, for all structural repairs required to or otherwise in connection with the Demised Premises and that portion of the Building of which the same forms a part.

16. Article X Section 10.04 of the ABC Lease shall be modified and amended to provide that Tenant shall have the right to renovate, alter, add to and/or improve the Demised Premises without any requirement of Landlord’s consent. If Tenant elects to make any renovations, alterations, additions and/or improvements to the Demised Premises, or to the Building of which the same is a part, Tenant shall, comply, at its sole cost and expense, with all governmental approvals, building permits, licenses and certificates, to include a certificate of occupancy, in connection therewith. Landlord and Tenant agree that in no event shall the fixed rent reserved in Article III be increased or decreased as a result of any renovations, alterations, additions or improvements constructed by or at the expense of Tenant.

Notwithstanding the foregoing, the Tenant shall, if requested by Landlord in writing not less than 90 days prior to the expiration of the Term, and at Tenant’s cost and expense, remove its laboratory equipment and related improvements at the expiration or sooner termination of the Term and make such repairs and/or restoration as may be required as a result of such removal thereof.

17. Article X Section 10.06 of the ABC Lease shall be deemed revoked and deleted in its entirety.

18. Article XV Section 15.01(A) of the ABC Lease shall be deemed revoked and deleted in its entirety and the following substituted in place thereof:

“(A) The Tenant shall default in making any payment of rent or any additional rent on the date on which the same shall become due and payable and such default shall continue for a period of ten (10) days after written notice thereof from the Landlord to the Tenant; or”

19. Article XXIV Section 24.01 of the ABC Lease shall be deemed revoked and deleted in its entirety and the following substituted in place, thereof:

“Section 23.01: Landlord and Tenant each represents to the other that they have dealt with no real estate broker or sales person other than Morford Dodds Realty, Inc. (successor to Keller, Dodds & Woodworth, Inc. and Keller Realty Associates, Inc.) in connection with the extension/modification which is the subject matter of this Agreement. Landlord, not Tenant, shall be obligated to pay commissions, if any, which may be due and payable to said broker pursuant to separate agreement as and between the same. Landlord and Tenant agree to indemnify and hold the other harmless from and against all claims for commissions and other expenses incurred as a result of facts inconsistent with the representations herein made.”

20. Article XXIX of the ABC Lease shall be deemed revoked and deleted in its entirety.

21. Article XXXI of the ABC Lease shall be deemed revoked and deleted in its entirety.

22. Article XXXII of the ABC Lease shall be deemed revoked and deleted in its entirety;

AS TO BOTH THE HELITREX AND
ABC LEASES

23. The Tenant is hereby granted options to simultaneously renew both the Helitrex Lease and ABC Lease together each for additional terms of (i) fifteen (15) years covering the period from November 1, 2017 through October 31, 2032 (“First Option”); (ii) five (5) years covering the period from November 1, 2032 through October 31, 2037 (“Second Option”); and (iii) five (5) years covering the period from November 1, 2037 through October 31, 2042 (“Third Option”) upon the following terms and conditions:

(A) At the time of the exercise of any such option to renew and at the time of renewal, the Tenant shall not be in default in accordance with the terms and provisions of either of the Leases as amended by this Lease Modification #3 and shall be in possession of the Demised Premises pursuant to each such Lease.

(B) Written notice of the exercise of the First Option must be sent to the Landlord and received by Landlord at least nine (9) months before the expiration of the previous term (i.e. notice for First Option must be given and received by January 31, 2017). Written notice of exercise of the Second Option and the Third Option must be sent to the Landlord and received by the Landlord at least nine (9) months before the expiration of the previous term or extended term. Such written notice by Tenant, upon receipt by the Landlord shall be irrevocable and shall bind Tenant to the terms of the Leases and this Lease Modification #3 for the applicable renewal term.

AS TO THE HELITREX LEASE

The rent for the applicable renewal term shall accrue at yearly rates and shall be payable in advance on the first day of each calendar month during the applicable renewal term in installments as follows:

LEASE YEAR	ANNUAL	MONTHLY

26 through 40	$175,575.96	$14,631.33

(11/1/2017 to 10/31/2032)
at $11.97 per sq. foot

41 through 45 at the Fair Market Rental Rate (as defined below) of Premises B, but not less than the Rent for the previous lease term.
(11/1/2032 to 10/31/2037)

46 through 50 at the Fair Market Rental Rate (as defined below) of Premises B, but not less than the Rent for the previous lease term.
(11/1/2037 to 10/31/2042)

AS TO THE ABC LEASE

The rent for the applicable renewal term shall accrue at yearly rates and shall be payable in advance on the first day of each calendar month during the applicable renewal term in installments as follows:

LEASE YEAR	ANNUAL	MONTHLY

26 through 40	$119,939.40	$9,994.95

(11/1/2017 to 10/31/2032)
at $11.97 per sq. foot

41 through 45 (11/1/2032 to 10/31/2037)
at the Fair Market Rental Rate (as defined below) of Premises A, but not less than the Rent for the previous lease term.

46 through 50 (11/1/2037 to 10/31/2042)
at the Fair Market Rental Rate (as defined below) of Premises A, but no less than the Rent for the previous term.

(C) During such renewal term all of the terms and conditions of each Lease, as amended by this Lease Modification #3, excluding basic rent, shall apply.

(D) The determination as to current “Fair Market Rental Rate” as provided for above shall commence with Landlord providing to Tenant in writing Landlord’s opinion as to the fair market value rental for the Helitrex Lease and ABC Lease (“Landlord’s Opinion”). If the Tenant agrees with Landlord’s Opinion, Landlord’s Opinion shall be the Fair Market Rental Rate. If the Tenant’s disagree with Landlord’s Opinion, the parties shall in good faith negotiate for a period of thirty (30) days thereafter to try to agree upon the rent for the applicable renewal term. If the parties are able to agree upon the rent for the applicable renewal term, the agreed upon rent shall be the Fair Market Rental Rate. If the parties are unable to agree upon the rent for such applicable renewal term, then the Fair Market Rental Rate shall be determined by appraisal as of a date no more than six (6) months prior to the commencement of the applicable renewal term. In making such determination, no consideration shall be given to the value of any facility additions or improvements or special purpose renovations, such as clean rooms and the like, paid for by Tenant. Landlord and Tenant shall in good faith try to agree upon a single appraiser, licensed as such in the State of New Jersey and familiar with the rental market in Plainsboro, Middlesex County, New Jersey to arrive at the Fair Market Rental Rate for the applicable renewal term. In the event that six (6) months prior to the end of the applicable renewal lease term, the parties are unable to agree upon a single appraiser, Landlord and Tenant shall each select an appraiser licensed in the State of New Jersey and familiar with the rental market in Plainsboro, Middlesex County, New Jersey, and advise the other party in writing of their selection no less than five (5) months prior to the commencement of such applicable renewal term. Said appraiser(s) shall jointly determine (or in the case of a single appraiser such single appraiser shall determine) the Fair Market Rental Value of the Demised Premises for the applicable renewal term and advise Landlord and Tenant in writing of their determination within sixty (60) days after being so selected. If the appraisers agree upon the fair market rental value, then their agreement as to the fair market rental value shall be the Fair Market Rental Rate. On the failure of either party to select an appraiser by the aforesaid date, the appraiser appointed by the other party shall select an appraiser to represent the party in default. In the event the two appraisers so selected cannot agree upon a fair market rental they shall select a third appraiser to make a like determination. The determination of two of the three appraisers which are the same shall be deemed the Fair Market Rental Rate. If none of the amounts so determined are the same then the rental to be paid shall be the average of all three. Each party shall be responsible for the fees of the appraiser selected by or appointed for them, as the case may be, and the fees of the third appraiser selected, if necessary, as aforesaid shall be shared equally by them.

(E) The rent reserved for and during the renewal term shall be payable in monthly installments in the manner and to the extent set forth in each Lease as amended by this Lease Modification #3.

(F) There shall be no options to renew other than as specifically set forth above.

24. Landlord acknowledges and agrees that, as of the date hereof, any and all alterations, additions, improvements or repairs made by Tenant to the “Demised Premises,” the “Building,” “common areas” or “common area facilities” (as such terms are defined in the Helitex Lease and the ABC Lease), which have been approved in writing by the Plainsboro Building Department (or such other Township department having jurisdiction over such matters), are considered approved, inspected and accepted by Landlord in accordance with the terms of the Helitrex Lease and the ABC Lease.

25. This Lease Modification #3 amends and supercedes all amendments and modifications to the Leases, including those set forth in Lease Amendment #1 and Lease Amendment #2.

26. Except as otherwise specifically provided for herein, the Leases shall continue in full force and effect and Landlord and Tenant and their successors and permitted assigns shall be and remain bound by all of the terms and conditions thereof.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands and seals the date and year first above written and acknowledge one to the other that they possess the requisite authority to enter into this transaction and to sign this Agreement.

TENANT:

WITNESS:		Integra LifeSciences Corporation
/s/ Anita Calicchio	By:	/s/ Stuart M. Essig Name: Stuart M. Essig Title: Chief Executive Officer
LANDLORD:
WITNESS:		Plainsboro Associates
/s/ Robert M. Shirley	By:	/s/ Gary R. DiLella Name: Gary R. DiLella Title: Vice President, Ocirne, Inc., General Partner